UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WisdomTree Investments, Inc.

(Name of Registrant as Specified In Its Charter)

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WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, New York 10167

May 1, 2017

Dear Stockholder:

We are pleased to invite you to the 2017 Annual Meeting of Stockholders to be held on June 20, 2017 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/wisdomtree17 and entering your 16-digit control number.

Similar to last year, most of our stockholders will not receive paper copies of our proxy materials and will instead receive a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and how to vote online or by telephone. Such Notice will also provide information on how to obtain paper copies of our proxy materials if a stockholder so requests. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve our natural resources.

Every stockholder’s vote is important, so whether or not you are planning to attend the meeting, we encourage you to vote your shares by voting (i) over the Internet, (ii) by telephone or (iii) by requesting a paper copy of the proxy materials, including a proxy card, and returning an executed proxy card.

We hope that you will join us at the Annual Meeting live webcast on June 20, 2017. I thank you for your commitment to WisdomTree and urge you to vote your shares.

Sincerely,

Jonathan Steinberg

Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, June 20, 2017

Time: 11:00 a.m., Eastern Time

Place: Live Webcast at www.virtualshareholdermeeting.com/wisdomtree17

At the meeting, stockholders will be asked to:

1.	elect three Class III members of the Board of Directors, to serve until the Company’s 2020 Annual Meeting of Stockholders;

2.	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

The close of business on April 27, 2017 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available at WisdomTree’s headquarters, 245 Park Avenue, 35th Floor, New York, New York, for at least 10 days before the Annual Meeting or any adjournment or postponement thereof.

In accordance with the rules of the Securities and Exchange Commission, we have also sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet, beginning on May 1, 2017, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about May 1, 2017.

By order of the Board of Directors,

Peter M. Ziemba, Secretary

New York, New York

May 1, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

To Be Held on June 20, 2017.

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at: http://ir.wisdomtree.com by following the link for “Financial Information.”

Proxy Statement

This proxy statement contains information about the 2017 Annual Meeting of Stockholders of WisdomTree Investments, Inc. Proxy materials or a Notice of Internet Availability of Proxy Materials will be first sent to stockholders on or about May 1, 2017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Who is soliciting my vote?

The Board of Directors of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) is soliciting your vote for the 2017 Annual Meeting of Stockholders.

Who pays for the cost of soliciting proxies?

WisdomTree will pay the cost for the solicitation of proxies by the Board of Directors. Proxies may be solicited personally, by telephone, fax or email by employees of WisdomTree without any remuneration to such individuals other than their regular compensation. WisdomTree also will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (“Notice”) to its stockholders. All stockholders will be able to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

How can I obtain electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials also are available on its investor relations website at http://ir.wisdomtree.com by following the link for “Financial Information.”

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I attend the Annual Meeting and may I ask questions?

The Annual Meeting will be a completely virtual meeting of stockholders held over the Internet. Please go to www.virtualshareholdermeeting.com/wisdomtree17 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the record date of the Annual Meeting may submit questions while attending the Annual Meeting over the Internet by using the 16-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of record. If your shares are registered directly in your name with the Company’s transfer agent (Continental Stock Transfer & Trust Company), you are considered a “stockholder of record” (or record holder) with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial owner of shares held in street name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

How do I vote my shares?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may vote by proxy prior to the polls closing without participating in the online Annual Meeting. To vote by proxy, stockholders have a choice of voting over the Internet, by telephone or by mail using a traditional proxy card. Your shares will be voted in accordance with your instructions. If you plan to attend and participate in the online Annual Meeting, the Company still encourages you to vote prior to the Annual Meeting by Internet or telephone, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. You also may vote online at the Annual Meeting prior to the polls closing. You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

Vote by Internet Go to www.proxyvote.com. You will need your 16-digit control number included in your proxy card, voter instruction form or Notice.

Vote by Mobile Phone

If you have your proxy card, you can directly scan the QR code on the proxy card with your mobile phone or, if you have the 16-digit control number included in your proxy card, voter instruction form or Notice, you can scan the above QR code.

Vote by Phone

Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada or the number on your voter instruction form. You will need the 16-digit control number included in your proxy card, voter instruction form or Notice.

Vote by Mail Send the completed and signed proxy card or voter instruction form to the address on the proxy card or voter instruction form.

Vote at the Meeting

You can vote by attending the online Annual Meeting. You will need your 16-digit control number to vote electronically at the Annual Meeting.
To attend, go to www.virtualshareholder meeting.com/wisdomtree17

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1:	FOR the election of the three Class III directors set forth in this proxy statement (page 40)

Proposal 2	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (page 41)

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary of WisdomTree in writing, by returning a signed proxy card with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the online meeting, entering your 16-digit control number and voting again electronically at the Annual Meeting.

How many votes can be cast by all stockholders?

136,610,528 shares of the Company’s common stock were outstanding on April 27, 2017 (record date for determining stockholders eligible to vote) and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

What percentage of the vote is required for a proposal to be approved?

The three nominees for election as Class III directors who receive a plurality of the votes cast for election of directors shall be elected directors (Proposal 1). A majority of votes cast is necessary for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2). If there are insufficient votes to approve Proposal 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the online Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the person(s) appointed by the Company to act as inspector(s) of election for the meeting. The inspector(s) of election will count all votes “for,”

“against,” “withhold” and abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for election as a director will not be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of Proposals 1 and 2.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Could other matters be decided at the Annual Meeting?

WisdomTree does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matters.

What happens if the Annual Meeting is postponed?

Your proxy may be voted at the postponed or adjourned meeting. You will be able to change your proxy until it is voted.

Will the Annual Meeting be webcast?

Yes. The Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/wisdomtree17.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 Annual Meeting?

Stockholders who wish to present proposals for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) and in our by-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2018 Annual Meeting of Stockholders made under Rule 14a-8 by December 31, 2017. It is the policy of our Nominating Committee to consider nominations for candidates to our Board of Directors that are properly submitted by our stockholders in accordance with our by-laws. Under our current by-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by any stockholder who was a stockholder of record at the time of the giving of notice provided for in our by-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in our by-laws (i.e., notice must be timely given and contain the information required by the by-laws). To be timely, a notice with respect to the 2018 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than Tuesday, February 20, 2018 and no later than Thursday, March 22, 2018, unless the date of the 2018 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2018 Annual Meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Peter M. Ziemba, Secretary, WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, New York 10167. The Nominating Committee will evaluate candidates for the position of director recommended by stockholders in the same manner as candidates from other sources and will determine whether to interview any candidates or seek any additional information.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Peter M. Ziemba at (212) 801-2080. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors

The Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, including any employee, who has a concern about the conduct of WisdomTree or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Mr. Frank Salerno, the chairperson of the Audit Committee, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at the Company’s offices at 245 Park Avenue, 35th Floor, New York, New York 10167, or by email at auditcommittee@wisdomtree.com. Any interested party, including any employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, also may contact Mr. Salerno using one of the above methods.

Where You Can Find More Information

WisdomTree files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that WisdomTree files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information regarding the operation of the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document WisdomTree files with the SEC on the Company’s investor relations website at http://ir.wisdomtree.com by following the link for “Financial Information.”

You should rely on the information contained in this document to vote your shares at the Annual Meeting. WisdomTree has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 1, 2017. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of WisdomTree under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain stockholders of WisdomTree common stock who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended

December 31, 2016 is being sent to that address unless WisdomTree has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this proxy statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, he or she may contact WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, New York 10167, Attention: Investor Relations, Tel: (212) 801-2080, and WisdomTree will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations using the above contact information if he or she would like to receive separate proxy statements, annual reports or Notices of Internet Availability of Proxy Materials, as applicable, in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting Investor Relations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of eight members. Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our Board of Directors. Pursuant to our by-laws, the Board of Directors has fixed the number of directors at eight as of the date of this year’s Annual Meeting of Stockholders. In accordance with Delaware law and the Company’s certificate of incorporation and by-laws, the Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held in 2018 for Class I directors, 2019 for Class II directors and 2017 for Class III directors. The following directors serve in Class I, II and III:

•	Class I: Anthony Bossone, Bruce Lavine and Michael Steinhardt

•	Class II: Steven Begleiter and Win Neuger

•	Class III: Frank Salerno, R. Jarrett Lilien and Jonathan Steinberg

Any directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Pursuant to the corporate governance guidelines adopted by the Board of Directors described below under “Corporate Governance Guidelines,” the Company seeks directors who have high personal and professional integrity, judgment and ability. Our Nominating Committee is responsible for recommending criteria and qualifications for Board membership, identifying and evaluating potential director candidates and recommending to the Board those candidates to be nominated for election to, or fill vacancies on, the Board. The Nominating Committee will seek to identify, and the Board will select, director candidates who satisfy the criteria set forth in the director candidate guidelines included in the Nominating Committee’s charter. Candidates are selected for, among other things, their knowledge, skills, abilities, independence, character, diversity, demonstrated leadership and experience useful to the oversight of our business in the context of the needs of the Board. Our Nominating Committee’s and Board of Directors’ priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our growth strategy.

Directors

Our Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. At the Annual Meeting, three individuals will be elected to serve as Class III Directors until their term expires in 2020, and until their successors are elected and qualified. During 2016, each of the nominees to the Board served as a Director.

Class III Director Nominees whose terms, if elected, will expire in 2020:

Frank Salerno Age: 57 Director Since: July 2005 Lead Independent Director Committees: Audit, Compensation	Mr. Salerno was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors – Americas Institutional Division, an investment advisory company, from July 1999 until his retirement in February 2004. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions. In 1990, he assumed responsibility for Bankers Trust’s domestic index management business and in 1995 he became Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from New York University. Mr. Salerno served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011. We believe Mr. Salerno’s qualifications to serve on the Board of Directors include his extensive years in senior management positions at large asset management firms as well as his service on the board of directors of another public company. The Board also benefits from his strategic insights on the asset management industry.

R. Jarrett Lilien Age: 55 Director Since: November 2008 Independent Committees: Audit, Compensation, Nominating	Mr. Lilien is the Managing Partner of Bendigo Partners, LLC, which he founded in 2008. Bendigo Partners engages in venture capital investing and advisory services within the financial services industry. Bendigo’s investment model is for one or more of its partners to be employed within its investments. From September 2012 to July 2014, Mr. Lilien served as the Chief Executive Officer of Kapitall Inc., an online investing platform. From 2003 to 2008, he served as President and Chief Operating Officer of E*TRADE Financial Corporation. In this role, he was responsible for the tactical execution of all of E*TRADE’s global business strategies. Previously, he served as the President and Chief Brokerage Officer at E*TRADE Securities. In this capacity, Mr. Lilien reorganized the business, adding new product lines and providing innovative brokerage capabilities to its retail, institutional, and corporate clients around the world. With experience in more than 40 global markets, he was instrumental in developing a flexible infrastructure for E*TRADE’s brokerage units designed to provide retail and institutional clients with seamless execution, clearing, and settlement. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999. Mr. Lilien currently serves as President of the Jazz Foundation of America, is on the Board of Directors of Barton Mines Corporation, the Baryshnikov Arts Center and Tradier, Inc., and is on the Advisory Board of WFUV FM Radio. In April 2015, he joined the Board of Directors of ITG (NYSE: ITG), an independent execution broker and research provider, and served as interim CEO from August 2015 until January 2016. Mr. Lilien received his B.A. in Economics from the University of Vermont. We believe Mr. Lilien’s qualifications to serve on the Board of Directors include his experience in founding and building financial services companies. The Board also benefits from his extensive leadership experience and his ability to provide strategic guidance.

Jonathan Steinberg Age: 52 Director Since: October 1988	Mr. Steinberg founded and has served as our Chief Executive Officer of the Company since October 1988 and since August 2012, he has also served as our President. He has been a member of our Board of Directors since October 1988, serving as Chairman of the Board of Directors from October 1988 to November 2004. He also served as Editor-in-Chief of Individual Investor and Ticker, two magazines formerly published by the Company. Mr. Steinberg, together with Luciano Siracusano, was responsible for the creation and development of our proprietary index methodology. In connection with the Company’s strategic investment in November 2016 in AdvisorEngine, Inc., a B2B full enterprise wealth management technology platform, Mr. Steinberg joined AdvisorEngine’s Board of Directors. Prior to founding WisdomTree, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear, Stearns & Co. Inc., an investment banking firm, from 1986 to 1988. Mr. Steinberg is the author of Midas Investing, published by Times Books, a division of Random House, Inc. in 1996. He attended The Wharton School of Business at the University of Pennsylvania. We believe Mr. Steinberg’s qualifications to serve on the Board of Directors include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the Board. As our Chief Executive Officer and President, Mr. Steinberg provides essential insight and guidance to the Board from a management perspective.

Class I Directors whose terms expire in 2018:

Anthony Bossone Age: 45 Director Since: January 2009 Independent Committees: Audit	Mr. Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds, since 2003. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. We believe Mr. Bossone’s qualifications to serve on the Board of Directors include his financial and accounting expertise. The Board also benefits from his experience as an equity trader.

Bruce Lavine Age: 50 Director Since: January 2007	Mr. Lavine has served as Chief Executive Officer of 55 Capital Partners LLC, an asset management firm that implements sophisticated institutional portfolio management strategies with ETFs for a variety of different client types, since February 2016. From August 2012 to February 2016, he served as our Vice Chairman (non-executive), and from May 2006 until August 2012 as our President and Chief Operating Officer. From 1998 to 2006, he was employed by Barclays Global Investors, an asset management firm, in the following positions: from 1998 to 1999, he served as Director, Financial Planning, Global Finance; from 1999 to 2003, he served as Chief Financial Officer, Director of New Product Development, U.S. iShares and Individual Investor Business; and from 2003 to May 2006 he served as Head of iShares Exchange Traded Funds, Europe. From 1995 to 1998, Mr. Lavine served as the Manager of Business Planning at Sequel, Inc., a computer hardware services company. From 1991 to 1994, Mr. Lavine was employed by Bristol-Myers Squibb Company, a pharmaceutical company, first as a financial associate and then as a senior treasury analyst. Mr. Lavine received a B.S. with distinction in Commerce and an M.B.A. in Finance from the University of Virginia. Mr. Lavine is a Chartered Financial Analyst. We believe Mr. Lavine’s qualifications to serve on the Board of Directors include his many years of experience in senior management positions in the ETF industry and extensive knowledge of our business.

Michael Steinhardt Age: 76 Director Since: November 2004 Independent Committees: Nominating	Mr. Steinhardt has served as our non-executive Chairman of the Board since November 2004. From 1967 through 1995, Mr. Steinhardt served as Senior Managing Partner of Steinhardt Partners, L.P., a private investment company, and related investment entities. In 1995, Mr. Steinhardt closed Steinhardt Partners and eliminated his involvement in managing client assets. He founded and now serves as President of Steinhardt Management Co., Inc., which currently manages his family office. Mr. Steinhardt currently devotes most of his time and financial resources to Jewish philanthropic causes, directed through The Steinhardt Foundation for Jewish Life for which he serves as Chairman. Mr. Steinhardt is the co-founder of Birthright Israel and is a major supporter. He also serves as Co-Chair of the Areivim Philanthropic Group. He also serves on the Board of Trustees of New York University and the Steinhardt Foundation. Mr. Steinhardt received his B.S. in Economics from The Wharton School of Business of the University of Pennsylvania. We believe Mr. Steinhardt’s qualifications to serve on the Board of Directors include his extensive years of experience as a founder of a private investment management company. The Board also benefits from his perspective and knowledge of financial markets as well as his strategic vision.

Class II Directors whose terms expire in 2019:

Steven Begleiter Age: 55 Director Since: February 2011 Independent Committees: Nominating	Mr. Begleiter has served as Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear, Stearns & Co. Inc., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear, Stearns’ Corporate Strategy Group. Mr. Begleiter has been a director of Great Ajax Corp. (NYSE: AJX), a mortgage REIT, since June 2014, and a director of MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, since April 2012. Mr. Begleiter received his B.A. in Economics with honors from Haverford College. We believe Mr. Begleiter’s qualifications to serve on the Board of Directors include his many years of experience in leadership positions in the financial services industry as well as his private equity experience. The Board also benefits from his extensive industry knowledge and perspectives on capital formation.

Win Neuger Age: 67 Director Since: July 2013 Independent Committees: Compensation, Nominating	Mr. Neuger is an independent investor and consultant. From July 2014 until June 2015, he served as Chairman of EcoAlpha Asset Management LLC, a private investment management company focused on investing in companies providing solutions to the global problems of burdened resources. From March 2012 until January 2013, Mr. Neuger served as Vice Chairman of the Board of Directors of PineBridge Investments, an independent asset manager offering investment opportunities in emerging and developed markets, and from March 2010 to March 2012, he served as its Chief Executive Officer and Chair of the Executive Committee. From January 2009 to March 2010, Mr. Neuger served as Executive Vice President of American International Group (“AIG”), an international insurance organization serving commercial, institutional and individual customers, as well as Chairman and Chief Executive Officer of AIG Investments, AIG’s asset management company. Prior to January 2009, in addition to these positions, Mr. Neuger also served as Chief Investment Officer of AIG. Prior to AIG, Mr. Neuger served as both Managing Director, Fixed Income and, subsequently, as Managing Director, Global Equities at Bankers Trust Company. Before Bankers Trust, Mr. Neuger was Chief Investment Officer at Western Asset Management. Mr. Neuger also served as Head of Fixed Income at Northwestern National Bank. Mr. Neuger previously served on our Board of Directors from January 2007 to December 2009. He currently serves as Chairman of the Board of Directors of Neuger Communications Group, a private strategic marketing communications and public relations firm. Mr. Neuger received his A.B. from Dartmouth College and an M.B.A. from the Amos Tuck Graduate School of Business. We believe that Mr. Neuger’s qualifications to serve on the Board of Directors include his prior service on our Board of Directors and familiarity with our business model and his years of experience in management positions in the asset management industry.

Executive Officers

Gregory Barton has served as our Executive Vice President – Operations and Chief Operating Officer since October 2012. Before joining the Company, Mr. Barton served as Executive Vice President Business and Legal Affairs, General Counsel and Secretary of TheStreet, Inc., a financial media company, from June 2009 to July 2012, following his service as General Counsel and Secretary of Martha Stewart Living Omnimedia, Inc., a media and merchandising company, from October 2007 to August 2008. From October 2004 to October 2007, Mr. Barton served as Executive Vice President, Licensing and Legal Affairs, General Counsel and Secretary, and from November 2002 to October 2004, as Executive Vice President, General Counsel and Secretary, of Ziff Davis Media Inc., a technology media company. Preceding Ziff Davis, Mr. Barton served in a variety of positions at WisdomTree (then known as Individual Investor Group, Inc.) from August 1998 to November 2002, including President, Chief Financial Officer and General Counsel; and prior to that served from September 1996 to August 1998 as Vice President, Corporate and Legal Affairs, and General Counsel, and from May 1995 to September 1996 as General Counsel, of Alliance Semiconductor Corporation, an integrated circuit company. Mr. Barton was previously an attorney at the law firm of Gibson, Dunn & Crutcher LLP. From June 2006 through October 2012, Mr. Barton served as an Independent Trustee and Chairman of the Audit Committee for the WisdomTree Trust. Mr. Barton received a B.A. degree, summa cum laude, from Claremont McKenna College and a J.D. degree, magna cum laude, from Harvard Law School. Mr. Barton is 55 years old.

Kurt MacAlpine has served as our Executive Vice President – Head of Global Distribution and Chief Distribution Officer since July 2015. In connection with the Company’s strategic investment in November 2016 in AdvisorEngine, Inc., a B2B full enterprise wealth management technology platform, Mr. MacAlpine joined AdvisorEngine’s Board of Directors. Prior to joining the Company, Mr. MacAlpine was employed at McKinsey & Company between May 2006 and June 2015 in a variety of consulting roles. He was elected a Partner of McKinsey & Company in April 2013 and was the Leader of the North American Asset Management Practice. While at McKinsey & Company, Mr. MacAlpine managed global consulting teams in the asset management and wealth management industries on topics related to distribution, marketing, product development, international expansion, strategy and M&A. He has extensive experience working with domestic and foreign firms in North America, Asia and Europe. Mr. MacAlpine is from Canada originally and received his M.B.A. from Queen’s University in Kingston, Ontario and his Bachelor of Commerce from Saint Mary’s University in Halifax, Nova Scotia. Mr. MacAlpine is 35 years old.

Amit Muni has served as our Executive Vice President – Finance and Chief Financial Officer since March 2008. Prior to joining the Company, Mr. Muni served as Controller and Chief Accounting Officer of International Securities Exchange Holdings, Inc., an electronic options exchange, from 2003 until March 2008. Mr. Muni was Vice President, Finance, of Instinet Group Incorporated, an electronic agency broker-dealer, from 2000 to 2003. From 1996 until 2000, Mr. Muni was employed as a Manager of the Financial Services Industry Practice of PricewaterhouseCoopers LLP, an accounting firm. From 1991 until 1996, Mr. Muni was an accountant and a senior auditor for National Securities Clearing Corporation, a firm that provides centralized clearing, information and settlement services to the financial industry. Mr. Muni received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant. Mr. Muni is 47 years old.

Luciano Siracusano III has served as our Executive Vice President – Chief Investment Strategist since March 2011. From October 2008 to May 2015, while serving as our Chief Investment Strategist, Mr. Siracusano also led our sales team as Director of Sales and Head of Sales. Prior to serving in those positions, Mr. Siracusano served as our Director of Research from 2001 until October 2008, and as a research analyst and editor of our various media publications from 1999 until 2001. Mr. Siracusano, together with Mr. Steinberg, was responsible for the creation and development of our fundamentally weighted index methodology. Prior to joining the Company in 1999, Mr. Siracusano was an Equity Analyst at Value Line, Inc., an investment research firm, from 1998 to 1999. Preceding his career in finance, Mr. Siracusano served as Special Assistant to HUD Secretary Henry Cisneros and as a Special Assistant to New York Governor Mario Cuomo. Mr. Siracusano received his B.A. in Political Science from Columbia University. Mr. Siracusano is 51 years old.

Peter M. Ziemba has served as our Executive Vice President – Business and Legal Affairs since January 2008 and Chief Legal Officer since March 2011. From April 2007 to March 2011, Mr. Ziemba served as our General Counsel. Prior to joining the Company, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel, from 1991 to 2007, and was employed at that firm beginning in 1982. Mr. Ziemba is a member of the Advisory Board of WFUV FM Radio. Mr. Ziemba received his B.A. in History with university honors from Binghamton University and his J.D., cum laude, from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of the Company from 1996 to 2003. Mr. Ziemba is 59 years old.

Jonathan Steinberg, our President and Chief Executive Officer, is also an executive officer of the Company, and his biographical information is set forth above in the description of our Directors.

Board Meetings

During 2016, the Board of Directors held eight meetings and did not take any action by unanimous written consent. Each director attended at least 75% of all Board meetings. Each director also attended at least 75% of the meetings of the Board committees on which they serve, except for Messrs. Begleiter and Steinhardt, who each missed one of the three Nominating Committee meetings held in 2016. Our policy is for all of our directors to attend our annual meeting of stockholders. All eight of our directors attended our 2016 Annual Meeting of Stockholders.

Board Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that six of our eight directors are independent under the listing standards of the NASDAQ Stock Market. The members determined to be independent are Messrs. Begleiter, Bossone, Lilien, Neuger, Salerno and Steinhardt. Under our corporate governance guidelines, directors are required to promptly inform the Lead Independent Director if the director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the NASDAQ rules.

Lead Independent Director

In 2008, our Board of Directors determined that it would be good corporate practice to designate one of our independent directors as Lead Independent Director. Mr. Salerno has held this designation since the position was established. The duties of our Lead Independent Director are as follows:

•	serve as the intra-meeting liaison between our Board of Directors and management, and among the independent directors;

•	serve as an ex-officio, non-voting member of each standing committee (of which he is not a member) of our Board of Directors;

•	ensure that appropriate reports and information are circulated to the independent directors on a timely basis by management and others;

•	lead our Board of Directors in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	chair meetings of the independent directors if the chairman is not present; and

•	perform such other appropriate duties as the independent directors shall assign to him from time to time.

Board Leadership Structure

At present, the Board of Directors has chosen to separate the roles of chairman of the Board of Directors and chief executive officer. Jonathan Steinberg is our President and Chief Executive Officer and Michael Steinhardt

is our non-executive Chairman of the Board of Directors. We believe that separating these positions is optimal for WisdomTree at this time because it allows Mr. Steinberg to focus on our day-to-day business, while allowing Mr. Steinhardt to focus on leadership of the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our corporate governance guidelines provide that if the offices of the Chairman of the Board and Chief Executive Officer are combined, the Board will appoint either a non-executive chairman or a Lead Independent Director.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors’ role in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of Our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee, each of which operates pursuant to a written charter adopted by our Board of Directors. As provided in its respective charters, each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In June 2016, each of the Audit Committee, the Compensation Committee and Nominating Committee reviewed its charter and determined that no amendments were required. Membership on each committee is limited to independent directors as defined under the listing standards of the NASDAQ Stock Market. In addition, members of the Audit Committee also must meet the independence standards for Audit Committee members adopted by the SEC. Our Board of Directors may from time to time establish other committees. Charters for each of the Audit Committee, Compensation Committee and Nominating Committee are available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Committee Charters.” Our corporate governance guidelines provide that each independent director is expected, but not required, to serve at all times on at least one committee. A director also may serve on more than one committee.

Audit Committee

Messrs. Bossone, Lilien and Salerno currently serve on the Audit Committee, which is chaired by Mr. Salerno. During 2016, the Audit Committee held nine meetings and did not take any action by unanimous written consent. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	monitoring, reporting to and reviewing with the Board of Directors regarding the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditor.

Compensation Committee

Messrs. Lilien, Neuger and Salerno currently serve on the Compensation Committee, which is chaired by Mr. Salerno. During 2016, the Compensation Committee held nine meetings and acted by unanimous consent on two occasions. The Compensation Committee’s responsibilities include:

•	overseeing the administration of the Company’s compensation programs;

•	reviewing and discussing with the Board corporate succession plans for the CEO and other key officers of the Company;

•	determining and approving the compensation of the Company’s CEO;

•	approving the compensation of the non-CEO executive officers and certain other senior employees;

•	exercising sole authority to retain, terminate and approve the compensation of any compensation consultants or other compensation advisers and determining the nature and scope of their assignments; and

•	approving all discretionary bonuses for the Company’s employees, advisers and consultants.

Nominating Committee

Messrs. Begleiter, Lilien, Neuger and Steinhardt currently serve on the Nominating Committee, which is chaired by Mr. Steinhardt. During 2016, the Nominating Committee held three meetings and did not take any action by unanimous written consent. The Nominating Committee’s responsibilities include:

•	recommending criteria and qualifications for Board membership;

•	identifying and evaluating candidates for nomination for election to the Board of Directors or to fill vacancies on the Board of Directors;

•	recommending that the Board of Directors select the director nominees for election at each annual meeting of stockholders;

•	establishing a policy regarding the consideration of director candidates recommended by stockholders; and

•	reviewing all stockholder nominations submitted to the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Lilien, Neuger and Salerno served as members of the Compensation Committee during 2016. None of the members of the Compensation Committee has been an officer of the Company and none were employees of the Company during 2016 and none had any relationship with the Company or any of its subsidiaries during 2016 that would be required to be disclosed as a transaction with a related person.

None of the executive officers of the Company has served on the board of directors or compensation committee of another company (or other board committee performing equivalent functions) at any time during which an executive officer of such other company served on the Company’s Board of Directors or the Compensation Committee.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to promote the effective functioning of the Board of Directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters including the role and structure of the Board of Directors, the selection, qualifications and continuing education of members of the Board of Directors, board meetings, non-employee director executive sessions, director service on other boards, board committees, management review and succession planning, non-employee director compensation and board and committee evaluations. The corporate governance guidelines are available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Corporate Governance Guidelines.”

Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Board receives comments from all directors and named executive officers and reports annually with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board could improve.

Code of Conduct

We have adopted a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of conduct is available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Code of Conduct.” We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines, which provide executive officers and non-employee directors with flexibility in personal financial planning, yet require them to maintain an ongoing ownership position in our common stock.

On an annual measurement date, which the Board has determined to be November 30th of each year (“Annual Measurement Date”), the dollar value of the base amount set forth below is converted into the number of shares required to be held to meet the guidelines until the next Annual Measurement Date.

Position	Base Amount
President and Chief Executive Officer	6X Base Salary
All other Executive Officers	3X Base Salary
Non-Employee Directors	5X Base Retainer

Common stock owned by the executive officer or non-employee director directly, jointly or indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or non-employee director, count toward satisfaction of the guidelines, as well as 50% of unvested restricted stock awards issued under the Company’s equity incentive plans. Stock options (both vested and unvested) do not count toward satisfaction of the guidelines.

If an executive officer or non-employee director does not meet the guidelines on the Annual Measurement Date, he or she will not be permitted to sell or otherwise dispose of the Company’s common stock (except for 50% of restricted stock awards as they vest to cover taxes) until the next Annual Measurement Date, and then only to the extent that his or her remaining holdings do not fall below the applicable requirement. The Compensation Committee has the authority to grant waivers on a case-by-case basis.

As of the last Annual Measurement Date in 2016, all of our executive officers and non-employee directors met the guidelines other than Kurt MacAlpine and Win Neuger. Messrs. MacAlpine and Neuger both recently joined WisdomTree, with Mr. MacAlpine commencing his employment as Head of Global Distribution and Chief Distribution Officer in July 2015 and Mr. Neuger joining the Board in July 2013. Additional detail regarding ownership of our common stock by our executive officers and non-employee directors is included in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – Stock Ownership Table.”

Policy Regarding Short Sales, Derivatives, Hedging and Pledging

Our insider trading policy applies to all of our employees, officers and directors, including our named executive officers. The policy prohibits these individuals from effecting “short sales” of our common stock. These individuals also may not trade in derivatives in our securities (such as put and call options) or engage in any other hedging transaction relating to our securities without prior Audit Committee approval. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan without prior Audit Committee approval.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee of the Board of Directors of WisdomTree has reviewed and discussed with management the information contained in the “Compensation Discussion and Analysis” section of this proxy statement for the fiscal year ended December 31, 2016. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Frank Salerno (Chairperson)	R. Jarrett Lilien	Win Neuger

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides comprehensive information regarding our compensation programs and policies for our following named executive officers:

•	Jonathan Steinberg, our President and Chief Executive Officer (“CEO”);

•	Gregory Barton, our Chief Operating Officer (“COO”);

•	Kurt MacAlpine, our Head of Global Distribution and Chief Distribution Officer (“CDO”)

•	Amit Muni, our Chief Financial Officer (“CFO”);

•	Luciano Siracusano III, our Chief Investment Strategist (“CIS”); and

•	Peter M. Ziemba, our Chief Legal Officer (“CLO”);

We believe we provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, equity compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•	our compensation philosophy and objectives;

•	our compensation process, including the roles our Compensation Committee, management and compensation consultant serve in the process;

•	our policies and practices with respect to each compensation element; and

•	2016 compensation results.

Executive Summary

In 2016, we endured a challenging year as our two largest exposures, Europe and Japan, were severely out of favor. To put the negative macro sentiment in context, of the ninety-six distinct categories tracked by Morningstar, Europe and Japan ranked ninety-sixth and ninety-fifth, respectively, with combined category outflows of over $32 billion. As a leader in those market segments, the negative sentiment overwhelmed our efforts, resulting in $12.6 billion of WisdomTree outflows in 2016. This macro-driven decline in assets pressured our financial results with revenues, income, margins and our stock price falling from the record levels generated in 2015.

Despite the disappointing results, it is important not to overlook several accomplishments made during the year. In 2016, our U.S. equity ETFs had the most successful year ever, generating inflows of $1.9 billion to bring assets under management in the category to $12 billion. We launched thirteen new ETFs in the U.S. to further broaden and diversify the platform while remaining on the cutting edge of industry product innovation. In fact, we had the most successful new ETF launch of the year, as measured by net inflows, with our Dynamic Currency Hedged International Equity Fund, DDWM. We further expanded our geographic presence by launching locally listed products in Canada. In addition, we accelerated the buyout of the remaining minority interest in our European business to better position it for future growth. We also continue to make technology investments, including building robust sales tools, expanding data analytics capabilities and a making a minority investment in AdvisorEngine, an end-to-end digital solution for financial advisors, which we believe will be an important driver for future growth of our business.

While WisdomTree faced significant short-term challenges and our 2016 results were disappointing, our executive management team remained focused on ensuring WisdomTree is best positioned to take advantage of the growth ahead for the ETF industry. Our compensation program appropriately balances rewarding our employees for both short-term and long-term performance. Because of the challenges and accomplishments described above, employees received significantly less compensation in 2016 than they had in previous years. The Compensation Committee approved a total incentive compensation pool that was 64% less than the targeted amount in accordance with our performance-based incentive plan which is discussed further below. In addition, our CEO opted not to accept any cash or equity bonus for 2016 based on the Company’s results.

Our Compensation Philosophy and Objectives

Our compensation philosophy and objectives are primarily shaped by strategies targeted to achieve our long-term goals within the business environment in which we operate. We operate in a highly competitive and challenging business environment and we expect competition to continue and intensify. We directly compete with numerous other ETF sponsors and indirectly compete with other larger and multi-national traditional asset management companies. We compete on a number of factors, including the breadth and depth of our product offerings as well as the investment performance and fees of our ETFs. We believe our long-term success depends on our ability to continue to:

•	innovate and introduce new ETFs to the marketplace to diversify and expand our product offerings;

•	grow our market share of industry inflows to become one of the top five ETF sponsors in the world;

•	leverage our existing product offerings;

•	generate improved financial results; and

•	employ the industry’s most talented, professional and dedicated people at all levels within the Company.

The primary objectives of our compensation program are as follows:

•	attract, retain, and motivate our professional, dedicated and expert employees in the highly competitive asset management industry;

•	reward and retain employees whose knowledge, skills and performance are critical to our continued success;

•	align the interest of all our employees with those of our stockholders by motivating them to increase stockholder value; and

•	motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

The following principles guide our compensation programs:

•	Pay-for-performance. Our compensation programs are designed to reward our employees for their individual performance as well as the Company’s performance. If an employee is a top-tier performer, he or she should receive higher rewards. Likewise, where individual performance falls short of expectations and/or the Company’s financial performance declines, the programs should deliver lower levels of compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in the Company’s performance, our programs should continue to ensure that our successful, high-achieving employees will remain motivated and committed to us.

•	Every employee should be a stakeholder aligned with our stockholders. We believe a key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs encourage stock ownership throughout our organization to align our employees’ interests with our stockholders. Accordingly, our stock awards are long-term in nature.

•	Higher levels of responsibility are reflected in compensation. Compensation is based on each employee’s level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay is tied to the Company’s long-term performance because they are more able to affect our results.

•	Competitive compensation levels. Our compensation programs reflect the value of the position in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Team approach. We believe our success has been based on the coordinated efforts of all our employees working towards our common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, taking into account differences in job responsibilities and marketplace considerations. Perquisites are rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities.

•	Align with long-term success. We believe our compensation programs closely link incentive rewards to our long-term strategic priorities and successes and not to short-term excessive risk taking.

We believe we have designed our competitive compensation packages to incorporate the above principles and ensure that our executive compensation is aligned with corporate strategies and business objectives.

Components of Compensation

We have established the following components of compensation to satisfy our compensation objectives:

•	base salary;

•	annual incentive compensation;

•	long-term equity compensation;

•	benefit programs;

•	severance benefits; and

•	change in control benefits.

We believe these components provide competitive compensation packages recognizing and rewarding individual contributions; ensure that executive compensation is aligned with corporate strategies and business objectives; and promote the achievement of key strategic and operating performance measures.

Base Salary – We use base salary as a means of providing steady pay or a fixed source of compensation for our executive officers, allowing them a degree of certainty to attract and retain them. Our Compensation Committee believes the majority of our executives’ compensation should be earned through incentive compensation and therefore, keeps base salary at a fixed level year over year, similar to other companies in the financial services industry.

Annual Incentive Compensation – Incentive compensation is awarded in cash and is used to motivate and reward our employees for achieving certain short-term operating, financial and other business goals.

Long-Term Equity Compensation – Because short-term performance does not by itself accurately reflect our overall performance or the return realized by our stockholders, we grant equity awards to our employees as a long-term incentive. We believe that providing equity ownership:

•	serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•	creates a significant, long-term interest for our employees to contribute to our success;

•	aids in the retention of employees in a highly competitive market for talent; and

•	allows the executives to participate in our longer-term success through potential stock price appreciation.

In determining the appropriate mix of short-term and long-term incentive compensation to our executives, and all of our employees, our Compensation Committee and management believe that employees with higher authority, responsibility and ability to significantly influence our growth and profitability should receive their incentive compensation more weighted towards long-term equity to align their interest with our long-term success. As a result, incentive compensation paid to our CEO is more heavily weighted to long-term equity incentives, followed by our other executive officers.

Benefits and Perquisites – As stated in our compensation philosophy, our executive officers and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities. Our executive officers are entitled to participate in directors’ and officers’ liability insurance, as well as the various benefits made available to our other employees, such as our group health plans, paid vacation and sick leave, basic life insurance, short- and long-term disability benefits and 401(k) plan with a Company matching contribution of up to 50% of eligible employee contributions.

Severance Benefits – Our executive officers are entitled to specified benefits in the event of termination of their employment under certain conditions, including partial acceleration of unvested equity awards and guaranteed minimum severance payments and benefits.

Change in Control Benefits – Our executive officers are entitled to specified benefits in the event of termination of their employment within 18 months after a change of control, including partial acceleration of unvested equity awards and guaranteed minimum severance payments and benefits. In addition, if a change of control occurs within 12 months following the executive officer’s involuntary termination without cause or voluntary termination for good reason, all unvested equity awards will vest on the effective date of the change of control. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under “Potential Payments Upon Termination or Change in Control.”

Our goal in providing severance and change in control benefits is to offer sufficient certainty in compensation such that our executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives, which is in the best interests of our stockholders.

Role of the Compensation Committee, Performance Evaluations and Management

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the overall performance of our executive officers in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives based on their collective experiences and business judgment. The Compensation Committee engages an independent compensation consultant with respect to executive compensation.

The Compensation Committee specifically evaluates the performance of our CEO and, with input from our CEO, the overall performance of our other executive officers. The Compensation Committee also discusses the overall performance and compensation of our executives with members of our Board of Directors and presents them with information regarding compensation matters throughout the year as needed.

The Compensation Committee oversees the development, implementation and administration of our compensation programs, including all compensation plans adopted by the Board under which equity grants are made, determines and approves performance measures and goals and objectives relevant to the compensation program, evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation, reviews and approves the compensation of the non-CEO executive officers, reviews and approves all discretionary bonuses to our employees, and reviews and approves employment, severance, and change in control agreements as well as any other supplemental benefits provided to our executive officers and other senior employees under the Compensation Committee’s purview. The Compensation Committee also reviews and makes recommendations to our Board of Directors with respect to directors’ compensation. The Compensation Committee also works with our CLO to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board of Directors for approval.

Our management and executive officers play a critical and important role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations to the Compensation Committee for the executive officers other than the CEO. In considering the CEO’s recommendations, the Compensation Committee evaluates results measured by the performance measures, goals and objectives of our compensation programs as well as qualitative factors to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives.

Management works with the Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial, operational data or other Compensation Committee briefing materials, analyzing industry data, and, ultimately, implementing the decisions of the Compensation Committee.

Use of Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., a compensation consultant, to provide objective advice on the pay practices, compensation plan design and the competitive landscape for compensation. WisdomTree pays the cost for Frederic W. Cook & Co.’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue Frederic W. Cook & Co.’s services. The compensation consultant also reviews and makes recommendations for the selection process and pay information used for market compensation benchmarking discussed below. The Compensation Committee has confirmed the independence of Frederic W. Cook & Co. in accordance with SEC and NASDAQ rules and has determined that their work has not raised any conflicts of interest.

Market Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation as one of several factors it considers in determining compensation of our executive officers. In making compensation decisions, the Compensation Committee reviews:

Industry surveys – McLagan Partners, Inc., a compensation consulting firm for the financial services industry, prepares annual comprehensive compensation surveys for the asset management industry. These surveys consist of consolidated average compensation information of publicly traded and private asset management firms.

Industry peers – Publicly disclosed pay information for certain publicly traded asset management firms that are generally similar in size, market capitalization, product offering or financial metrics as WisdomTree.

The Compensation Committee uses this information for compensation decisions to understand evolving pay trends at asset managers; however, the Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations.

The Compensation Committee, working with its compensation consultant, reviews the appropriateness of the companies included in the industry peer group twice a year – first, at the beginning of the year, when determining the target pool, and second, at the end of the year, when determining year end compensation. The Compensation Committee will adjust the peer group based on metric changes of the peer group average relative to WisdomTree. Relevant metrics considered by the Compensation Committee include assets under management, financial metrics, number of employees and market capitalization. The 2016 peer group and changes from the 2015 peer group are reflected below:

• Artisan Partners • Calamos Asset Management • CIFC Corp. • Cohen & Steers • Diamond Hill Investment • Financial Engines	• GAMCO Investors • Janus Capital Group – Added in 2016 • Virtus Investment Partners • Westwood Holding Group • Waddell & Reed

Consideration of Results of Say-on-Pay Vote

Beginning with our 2012 Annual Meeting of Stockholders, and once every three years thereafter, we provide our stockholders with the opportunity to cast an advisory vote on compensation paid to our named executive officers, or say-on-pay. At the 2015 Annual Meeting of Stockholders, our say-on-pay proposal received strong support from stockholders, with 97% of our stockholders voting on say-on-pay casting a vote in favor of the proposal. The Compensation Committee reviews the outcome of our stockholders’ advisory say-on-pay proposal in its evaluation and determination of executive compensation. The Compensation Committee considered the results of the stockholders’ advisory vote at our 2015 Annual Meeting, and did not make any changes to our executive compensation policies and decisions as a result of such vote.

2016 Incentive Compensation Program and Results

The Compensation Committee, together with its independent compensation consultant and management, created a formal performance-based incentive compensation program for 2016. This program was designed to determine the proper level of funding for WisdomTree’s total incentive compensation pool relative to achieving certain quantitative metrics and qualitative results that incentivize growth. The achievement of quantitative metrics comprises 50% of the Company’s total incentive compensation pool with the remaining 50% at the discretion and judgment of the Compensation Committee based on qualitative results. This split reflects the Compensation Committee’s desire for a more formulaic bonus plan while recognizing the need to apply some level of judgment in setting appropriate compensation levels to reflect the accomplishment of strategic objectives and individual performance. The quantitative metrics chosen are important measurements that our Board of Directors and investors use to measure the health of our business and relative success. The “median” column represents the payout for reaching median performance metrics. Management focuses on achieving greater than median performance as reflected in the “target” column below. Funding for the quantitative performance portion of the pool is between 0% and 200% of the median payout. The Compensation Committee can fund between 0% and 200% of the discretionary portion of the pool but intends in most years to target between 50% and 150% of median.

The targets, payouts and actual results for 2016 are as follows:

% of Total Bonus Pool	Performance Metric		Bonus Payout					2016 Actual
			(Threshold) 0%	25%	(Median) 100%	(Target) 150%	(Max) 200%
	Net inflows	Metric	$0	$3.4 billion	$6.8 billion	$10.3 billion	$13.7 billion	($12.6) billion
		Payout	$0	$1.6 million	$3.2 million	$4.9 million	$6.5 million	$0

	Market share	Metric	0%	1.2%	2.4%	3.7%	4.9%	0%
	of net inflows	Payout	$0	$1.6 million	$3.2 million	$4.9 million	$6.5 million	$0
50%
	Adjusted pre-tax margin	Metric	—	—	—	38.0%	—	35.0%
	(U.S. Business Segment)	Payout	$0	$1.6 million	$3.2 million	$4.9 million	$6.5 million	$4.5 million

		Metric	0 percentile	25th percentile	50th percentile	Median	100th percentile	25th percentile
	Total shareholder return	Payout	$0	$1.6 million	$3.2 million	$4.9 million	$6.5 million	$0.4 million

50%	Total performance		$0 to $1.1 million	$5.6 million	$11.2 million	$16.8 million	$22.2 million	$4.9 million

50%	Discretionary		$0 to $22.2 million					$9.1 million

							Total Pool	$14.0 million

The actual quantitative performance was significantly less than target. The discretionary amount was determined by the Compensation Committee using their business judgment, in consultation with its compensation consultant, considering the achievements we accomplished by staying the course and not allowing temporary macro-driven sentiment alter our long-term vision.

Incentive compensation is typically targeted to be granted approximately 60% as short-term incentive compensation (cash) and 40% as long-term incentive compensation (equity) in total; however, as stated above in our compensation philosophy and objectives, those individuals with greater levels of authority and responsibility have a higher amount of their incentive compensation granted as equity. Since the 2016 incentive compensation pool was significantly down compared to previous years, the Compensation Committee granted 80% of the total incentive compensation pool as cash, as compared to the targeted amount of 60%, in order to ensure our employees would receive an amount of cash set at a level at which we perceive to be our employees’ minimum expectations to meet their annual needs, while maintaining its philosophy that our executive officers continue to receive a greater proportion of their total incentive compensation as long-term incentive compensation as compared to other employees.

With the low incentive compensation pool compared to previous years, in recommending and determining the amount of incentive compensation and total compensation for our named executive officers, our CEO and Compensation Committee primarily used their business judgment and considered:

•	retention;

•	the individual performance of each of our executive officers

•	tenure at the firm;

•	historical compensation;

•	compensation survey data from McLagan and our publicly-traded asset manager peer group; and

•	guidance from the Compensation Committee’s compensation consultant.

Our CEO recommended a higher incentive award for Mr. MacAlpine, as compared to our other executive officers, given our results. In recommending this higher amount, our CEO considered the fact that, due to Mr. MacAlpine’s short tenure with the Company, he had not yet attained an equity portion sufficient for retention purposes. In addition, Mr. MacAlpine played a primary role in developing several initiatives to drive long term growth of the business.

Given our results, our CEO voluntarily elected not to receive a cash or equity bonus for 2016 and instead requested that the full incentive compensation pool be distributed to our employees.

The table below reflects the total compensation granted in 2016 to our named executive officers in a manner that the Compensation Committee used to evaluate total compensation. This table supplements the “Summary Compensation Table” presented below, which is in a different format as required by the SEC:

NEO	Base	+	Incentive Compensation			=	Total Compensation
			Short-Term (Cash)	Long-Term (Stock)	Total
Jonathan Steinberg – CEO	$450,000		$0	$0	$0		$450,000
Gregory Barton – COO	$300,000		$356,000	$119,000	$475,000		$775,000
Kurt MacAlpine – CDO	$300,000		$360,000	$540,000	$900,000		$1,200,000
Amit Muni – CFO	$300,000		$375,000	$125,000	$500,000		$800,000
Luciano Siracusano III – CIS	$300,000		$338,000	$112,000	$450,000		$750,000
Peter M. Ziemba – CLO	$300,000		$375,000	$125,000	$500,000		$800,000

Long-term equity awards were granted in January 2017 and represent restricted stock that will vest in equal annual installments over three years commencing on the first anniversary of the grant date. The values for the long-term equity awards represent the approximate accounting grant date fair values in accordance with U.S. generally accepted accounting principles.

The following pie charts reflect the compensation elements of total compensation for our executive officers as a percentage of their total compensation based on the chart above:

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we maintain stock ownership guidelines for executive officers and directors as described in this proxy statement under the heading “Stock Ownership Guidelines,” and prohibit hedging, pledging and similar transactions in our common stock by our employees, officers and directors as described in this proxy statement under the heading “Policy Regarding Short Sales, Derivatives, Hedging and Pledging.”

Tax and Accounting Considerations

We evaluate the effect of accounting and tax treatment of particular forms of compensation on an ongoing basis and make appropriate modifications to compensation policies where appropriate. In 2014, our Board of

Directors and stockholders approved the 2014 Annual Incentive Compensation Plan (“2014 Plan”), which is intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We believe we have structured the 2014 Plan to comply with exemptions in Section 162(m) so that the compensation payable under the 2014 Plan remains tax-deductible to us. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Employment Agreements

The compensation paid to our named executive officers is governed by employment agreements, which are described in this proxy statement under the heading “Employment Agreements.”

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to our executive officers is reasonable and appropriate. The Compensation Committee believes that our compensation program gives our executives appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. We believe the total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

2016 Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years ended December 31, 2016, 2015 and 2014 by each named executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Jonathan Steinberg	2016	450,000		—	5,001,991		12,000	5,463,991
Chief Executive Officer	2015	450,000		4,093,000	1,979,983		12,000	6,534,983
and President	2014	450,000		1,320,000	2,599,990		10,667	4,380,657

Gregory Barton	2016	300,000		356,000	1,209,995		12,000	1,877,995
Chief Operating Officer	2015	300,000		1,480,000	824,994		12,000	2,616,994
	2014	300,000		675,000	900,997		11,500	1,887,497

Kurt MacAlpine	2016	300,000		360,000	699,995		9,000	1,368,995
Head of Global Distribution	2015	150,000	(4)	350,000	999,984	(5)	—	1,499,984

Amit Muni	2016	300,000		375,000	1,082,000		9,000	1,766,000
Chief Financial Officer	2015	300,000		1,323,000	741,999		9,000	2,373,999
	2014	300,000		608,000	719,987		8,750	1,636,737

Luciano Siracusano III	2016	300,000		338,000	1,773,991		12,000	2,423,991
Chief Investment Strategist	2015	300,000		1,774,000	749,998		12,000	2,835,998
	2014	300,000		750,000	1,235,998		8,750	2,294,748

Peter M. Ziemba	2016	300,000		375,000	1,017,996		12,000	1,704,996
Chief Legal Officer	2015	300,000		1,244,000	741,999		12,000	2,297,999
	2014	300,000		608,000	504,996		11,500	1,424,496

(1)	Amounts reflected for the year 2016 reflect bonuses earned in 2016 and paid in 2017; amounts reflected for the year 2015 reflect bonuses earned in 2015 and paid in 2016. For Mr. MacAlpine in 2015, the amount represents a sign-on bonus paid pursuant to the terms of his employment agreement; and amounts reflected for the year 2014 reflect bonuses earned in 2014 and paid in 2015.
(2)	Amounts reflect the aggregate accounting grant date fair value of awards made to our named executive officers in the respective calendar year for services performed in the prior year and are computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 10 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Represents the Company’s 401(k) Retirement Plan matching contribution.
(4)	Represents the pro rata portion of Mr. MacAlpine’s annual base salary of $300,000 from the commencement date of his employment on July 1, 2015 to December 31, 2015.
(5)	Represents Mr. MacAlpine’s restricted stock award granted on the commencement date of this employment.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted to our named executive officers during the year ended December 31, 2016.

Grants of Plan-Based Awards Table for the 2016 Fiscal Year

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Jonathan Steinberg	1/27/2016	441,872	5,001,991
Gregory Barton	1/27/2016	106,890	1,209,995
Kurt MacAlpine	1/27/2016	61,837	699,995
Amit Muni	1/27/2016	95,583	1,082,000
Luciano Siracusano III	1/27/2016	156,713	1,773,991
Peter M. Ziemba	1/27/2016	89,929	1,017,996

(1)	Amounts reflect the aggregate accounting grant date fair value of awards to our named executive officers in 2016 for services performed in the prior year and are computed in accordance with FASB Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 10 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding options and stock awards held by our named executive officers at December 31, 2016:

Outstanding Equity Awards at Fiscal Year-End 2016 Table

	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable (#)	Unexercisable (#)
Jonathan Steinberg	1/14/14	—	—	—	—		51,772	576,740
	1/28/15	—	—	—	—		75,089	836,491
	1/27/16	—	—	—	—		441,872	4,922,454

Gregory Barton	1/14/14	—	—	—	—		17,941	199,863
	1/28/15	—	—	—	—		31,287	348,537
	1/27/16	—	—	—	—		106,890	1,190,755

Kurt MacAlpine	7/01/15	—	—	—	—		29,826	332,262
	1/27/16	—	—	—	—		61,837	688,864

Amit Muni	1/27/11	37,500	37,500	5.05	1/26/21	(4)	—	—
	1/14/14	—	—	—	—		14,338	159,725
	1/28/15	—	—	—	—		28,140	313,480
	1/27/16	—	—	—	—		95,583	1,064,795

Luciano Siracusano III	1/26/09	35,000	—	0.70	1/25/19	(5)	—	—
	1/14/14	—	—	—	—		24,613	274,189
	1/28/15	—	—	—	—		28,443	316,855
	1/27/16	—	—	—	—		156,713	1,745,783

Peter M. Ziemba	1/14/14	—	—	—	—		10,057	112,035
	1/28/15	—	—	—	—		28,140	313,480
	1/27/16	—	—	—	—		89,929	1,001,809

(1)	The expiration date for all options is the date that is ten years after the grant date. See “Potential Payments upon Termination or Change in Control” for a description of the acceleration provisions upon termination or change in control.
(2)	These unvested shares of restricted stock vest at a rate of 33 1/3% each year starting one year from the date of grant, subject to continued employment.
(3)	The market value of such holdings is based on the closing price of $11.14 per share of our common stock as reported on December 30, 2016.
(4)	This option vests at a rate of 25% of the shares of common stock underlying the option each year starting three years from the date of grant, subject to continued employment.
(5)	This option vested at a rate of 25% of the shares of common stock underlying the option each year starting one year from the date of grant.

Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, the value of all options that were exercised and all share-based incentive plan awards that vested during the year ended December 31, 2016:

Option Exercises and Stock Vested Table for the 2016 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan Steinberg	—	—	164,731	1,990,754
Gregory Barton	—	—	85,476	926,423
Kurt MacAlpine	—	—	14,916	145,580
Amit Muni	—	—	74,914	884,538
Luciano Siracusano III	—	—	59,903	719,560
Peter M. Ziemba	—	—	75,788	898,221

(1)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the closing price of the Company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the prior business day was used to value the shares.

Employment Agreements

We have entered into employment agreements with each of our named executive officers to serve in the following positions for an indefinite term, and on an “at will” basis.

Name of Executive Officer	Position
Jonathan Steinberg	President and CEO
Gregory Barton	Executive Vice President-Operations and COO
Kurt MacAlpine	Executive Vice President-Head of Global Distribution and CDO
Amit Muni	Executive Vice President-Finance and CFO
Luciano Siracusano III	Executive Vice President-CIS
Peter M. Ziemba	Executive Vice President-Business and Legal Affairs, CLO

The terms of the employment agreements are substantially identical except that the annual base salary payable to each executive officer other than Mr. Steinberg is $300,000, with Mr. Steinberg receiving an annual base salary of $450,000. Each executive officer is eligible to receive such incentive compensation as may be determined by the Company’s Board of Directors or Compensation Committee and to participate in standard Company benefit plans. The employment agreements contain employee confidentiality, assignment of inventions and non-solicitation of employees provisions, as well as non-competition provisions which are applicable as described below. Each executive officer also is entitled to the following benefits in the event of the termination of his employment:

Termination by the Company Without Cause or by the Executive Officer for Good Reason. The employment agreements provide that if the executive officer is terminated by the Company other than (i) due to his death or disability or for “cause”, or (ii) if the executive officer resigns for “good reason” (an “Involuntary Termination”) and he (A) enters into and does not revoke a release agreement with the Company and (B) complies with a three-month restrictive covenant from the date of termination, the Company will pay the executive officer his base salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation plus:

•	one year’s base salary (“Annual Base Salary”);

•	a pro rata portion of an amount equal to 50% of the incentive compensation that the executive officer would have received in the year of termination based upon the Company’s performance (“Termination Year Cash Incentive Compensation”); and

•	50% of the average incentive compensation paid to the executive officer in the preceding three years (“Average Cash Incentive Compensation”).

The Termination Year Cash Incentive Compensation will be paid when the Company pays to non-terminated senior executives their incentive compensation for the termination year. The Annual Base Salary and Average Cash Incentive Compensation will be paid in substantially equal installments over a 12-month period. The executive officer also may elect to have the Company pay for COBRA insurance coverage for a one-year period following the date of termination.

The employment agreements also provide that any equity award that would have vested in the 12-month period that immediately follows the date of termination will vest immediately, and unvested awards will remain outstanding for 12 months following the date of termination. In addition, if a “change of control” (as defined in the employment agreements) occurs within 12 months after the date of termination, all equity awards will vest on the effective date of the change of control.

Involuntary Termination Within 18 Months After a Change of Control. In the event of an executive officer’s Involuntary Termination within 18 months after a change of control of the Company, and the executive officer (i) enters into and does not revoke a release agreement with the Company and (ii) complies with a 12-month restrictive covenant from the date of termination, the Company will pay the executive officer his salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation plus:

•	an amount equal to 1.75 times the Annual Base Salary;

•	a pro rata portion of the Average Cash Incentive Compensation based on the number of days the executive officer was employed during the year of termination; and

•	an amount equal to 1.75 times the Average Cash Incentive Compensation.

Such amounts will be paid in one lump sum. The executive officer also may elect to have the Company pay for COBRA insurance coverage for a 21-month period following the date of termination. In addition, any equity award that would have vested in the 21-month period that immediately follows the date of termination will vest immediately.

Termination by the Company for Cause or Voluntary Resignation by the Executive Officer Without Good Reason. If the executive officer is terminated by the Company for cause or voluntarily resigns without good reason, the Company may elect to enforce a three-month restrictive covenant in consideration for which the Company will pay the Executive Officer: (i) 25% of the Annual Base Salary; (ii) an amount equal to 12.5% of the average incentive compensation paid to the Executive Officer in the preceding three years; and (iii) an amount equal to 25% of the value of any equity awards that would have vested in the one-year period following the date of termination if no termination had occurred. Such amounts will be paid in substantially equal installments over a three-month period. The executive officer also may elect to have the Company pay for COBRA insurance coverage for a three-month period following the date of termination.

Potential Payments upon Termination or Change in Control

As described above under “Employment Agreements,” our named executive officers are entitled to additional compensation in the event of: (i) the termination of employment by the Company without cause or by the executive officer for good reason; (ii) the termination of employment by the Company for cause or voluntary resignation by the executive officer without good reason; and (iii) the termination of employment by the Company within 18 months after a change of control. This section is intended to discuss these post-employment payments, assuming the termination from employment occurred on December 31, 2016. Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

	Involuntary Termination Without Cause or for Good Reason ($)		Termination for Cause or Voluntary Resignation Without Good Reason ($)		Involuntary Termination Within 18 Months After a Change of Control ($)
Jonathan Steinberg
Severance Arrangements	4,310,588	(1)	1,481,998	(2)	8,593,712	(3)
Acceleration of Restricted Stock	2,635,869	(4)	—		4,694,875	(5)

Total	6,946,456		1,481,998		13,288,587

Gregory Barton
Severance Arrangements	1,652,654	(1)	518,425	(2)	3,253,020	(3)
Acceleration of Restricted Stock	771,022	(4)	—		1,342,236	(5)

Total	2,423,676		518,425		4,595,256	(6)

Kurt MacAlpine(7)
Severance Arrangements	1,737,164	(1)	438,842	(2)	3,429,337	(3)
Acceleration of Restricted Stock	395,749	(4)	—		791,497	(5)

Total	2,132,912		438,842		4,220,834

Amit Muni
Severance Arrangements	1,508,767	(1)	467,055	(2)	2,961,979	(3)
Acceleration of Restricted Stock	671,374	(4)	—		1,183,068	(5)
Acceleration of Stock Options	228,375	(7)	—		228,375	(8)

Total	2,408,516		467,055		4,373,422

Luciano Siracusano III
Severance Arrangements	1,983,029	(1)	640,050	(2)	3,921,270	(3)
Acceleration of Restricted Stock	1,014,520	(4)	—		1,754,906	(5)

Total	2,997,549		640,050		5,676,176

Peter M. Ziemba
Severance Arrangements	1,436,710	(1)	436,633	(2)	2,816,229	(3)
Acceleration of Restricted Stock	602,685	(4)	—		1,093,380	(5)

Total	2,039,395		436,633		3,090,609

(1)	Represents an amount equal to the sum of: (i) Annual Base Salary; (ii) Termination Year Cash Incentive Compensation; (iii) Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 12 months.
(2)	Represents an amount equal to the sum of: (i) 25% of the Annual Base Salary; (ii) 12.5% of the average incentive compensation paid to the executive officer in the preceding three years; (iii) 25% of the value of any equity awards that would have vested in the one-year period following the date of termination if no termination had occurred; and (iv) the value of COBRA benefits for three months. Only payable if the Company elects to enforce a three-year restrictive covenant as described under “Employment Agreements.”
(3)	Represents an amount equal to the sum of: (i) 1.75 times the Annual Base Salary; (ii) the Average Cash Incentive Compensation; (iii) 1.75 times the Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 21 months.

(4)	Represents the dollar value of restricted stock that would have vested in the 12-month period following the date of termination based on the closing price of the Company’s common stock of $11.14 on December 30, 2016. In addition, if a change of control occurs within 12 months after the date of termination, all unvested equity awards will vest on the effective date of the change of control. The dollar value of all equity awards that would vest upon a change of control in the 12-month period following the date of termination based on the closing price of the Company’s common stock of $11.14 on December 30, 2016 is as follows: Mr. Steinberg: $6,335,686; Mr. Barton: $1,739,155; Mr. Muni: $1,766,375; Mr. Siracusano: $2,336,827; Mr. Ziemba: $1,427,324; and Mr. MacAlpine: $1,021,126.
(5)	Represents the dollar value of restricted stock that would have vested in the 21-month period immediately following the date of termination based on the closing price of the Company’s common stock of $11.14 on December 30, 2016.
(6)	This amount may be reduced to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Internal Revenue Code.
(7)	The information provided for Mr. MacAlpine is pursuant to his employment agreement, dated January 26, 2017, the terms of which are described in this proxy statement under the heading “Employment Agreements.” Had Mr. MacAlpine’s employment terminated on December 31, 2016, his post-termination payments would have been determined by his prior employment agreement, dated May 1, 2015. Under the prior agreement, upon termination of his employment by the Company without cause or by Mr. MacAlpine for good reason, Mr. MacAlpine would have received a severance payment of $984,621, representing an amount equal to the sum of one year’s base salary and bonus as well as the value of COBRA benefits for 12 months. In addition, restricted stock that would have vested in the 12-month period following the date of termination would have vested immediately, representing a dollar value of $395,749 based on the closing price of the Company’s common stock of $11.14 on December 30, 2016. Mr. MacAlpine would not have received any payments upon the termination of his employment by the Company for cause or voluntary resignation without good reason or by the Company within 18 months after a change of control.
(8)	Represents the dollar value of unvested options, calculated using the difference between $11.14, the closing price of the Company’s common stock on December 30, 2016, and the option exercise price.

Compensation of Non-Employee Directors

The Compensation terms for the non-employee members of the Board of Directors are as set forth in the following table:

Board Annual Cash Retainer(1)	$80,000
Annual Restricted Stock Awards(2)	$100,000
Independent Lead Director Cash Retainer	$60,000

Committee Service(1)	Chair	Member
Audit	$22,500	$12,500
Compensation	$35,000	$15,000
Nominating	$—	$5,000

(1)	The annual cash retainer is paid quarterly based on service during the prior quarter.
(2)	Annual restricted stock award granted at the meeting of the Board of Directors immediately following the annual meeting of stockholders each year to all non-employee directors serving on that date that vests one year from the date of grant. The award is valued at $100,000 on the date of grant based on the closing price of our common stock on the date of grant.

2016 Director Compensation Table

The following table describes compensation paid to our non-employee directors in 2016. All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Directors who are also employees of WisdomTree are not entitled to any compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Steven Begleiter	85,000	99,993	184,993
Anthony Bossone	92,500	99,993	192,493
Bruce Lavine(1)	49,670	127,959	177,629
R. Jarrett Lilien	112,500	99,993	212,493
Win Neuger	100,000	99,993	199,993
Frank Salerno	197,500	99,993	297,493
Michael Steinhardt	85,000	99,993	184,993

(1)	Effective February 16, 2016, Bruce Lavine became a non-employee director and received a restricted stock award that vests on year from the date of grant. The award is valued at $27,966 on the date of grant based on the closing price of our common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Stock Ownership Table

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 27, 2017 (except as otherwise indicated in the footnotes) by (i) each person (including any “group” of persons as that term is used in Section 13d-3 of the Exchange Act) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each of our directors and director-nominees; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole vesting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, NY 10167. We have based our calculation of the percentage of beneficial ownership on 136,610,528 shares of our common stock outstanding as of April 27, 2017, including shares of restricted stock issued to our employees but not yet vested.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

Beneficial Holder	Number	Percentage
Named Executive Officers and Directors
Jonathan Steinberg(1)	7,463,666	5.5
Gregory Barton(2)	250,275	0.2
Kurt MacAlpine(3)	142,839	0.1
Amit Muni(4)	658,223	0.5
Luciano Siracusano III(5)	501,668	0.4
Peter M. Ziemba(6)	864,104	0.6
Michael Steinhardt(7)	11,835,701	8.7
Steven Begleiter(8)	130,457	0.1
Anthony Bossone(9)	162,972	0.1
Bruce Lavine(10)	172,192	0.1
R. Jarrett Lilien(11)	171,780	0.1
Win Neuger(12)	25,788	*
Frank Salerno(13)	328,159	0.2
All directors and executive officers as a group (13 persons)(14)	22,707,824	16.6
Other 5% or Greater Stockholders
Wellington Management Group LLP(15)	18,737,965	13.7
BlackRock, Inc.(16)	11,806,918	8.6
The Vanguard Group, Inc.(17)	8,989,344	6.6

*	Less than 0.1%.
(1)	Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting power; and (iii) 332,121 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting power.
(2)	Includes 97,893 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. Barton until they vest, but over which he exercises voting power.

(3)	Includes 120,912 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. MacAlpine until they vest, but over which he exercises voting power.
(4)	Includes (i) 245,772 shares of common stock held in a joint account with Mr. Muni’s spouse with whom he shares voting and dispositive power; (ii) 89,336 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. Muni until they vest, but over which he exercises voting power; and (iii) 75,000 shares of common stock issuable upon the exercise of currently exercisable options.
(5)	Includes (i) 129,040 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. Siracusano until they vest, but over which he exercises voting power; and (ii) 35,000 shares of common stock issuable upon the exercise of currently exercisable options.
(6)	Includes (i) 350,933 shares of common stock held in a joint account with Mr. Ziemba’s spouse with whom he shares voting and dispositive power; and (ii) 85,567 shares of restricted stock that do not vest within 60 days of April 27, 2017 and are not transferable by Mr. Ziemba until they vest, but over which he exercises voting power.
(7)	Includes (i) 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Steinhardt until they vest, but over which he exercises voting power and (ii) 1,000,000 shares of common stock held by The Judy and Michael Steinhardt Foundation for which Mr. Steinhardt serves as a co-Trustee with Judy Steinhardt, with whom he shares voting and dispositive power, but over which he disclaims beneficial ownership. The business address of Mr. Steinhardt is 712 Fifth Avenue, 34th Floor, New York, NY 10019.
(8)	Includes 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Begleiter until they vest, but over which he exercises voting power.
(9)	Includes 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Bossone until they vest, but over which he exercises voting power.
(10)	Includes 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Lavine until they vest, but over which he exercises voting power. Excludes 15,000 shares of common stock held by the 2012 Bruce Lavine Irrevocable Trust for which he does not possess any voting or dispositive power.
(11)	Includes 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Lilien until they vest, but over which he exercises voting power.
(12)	Includes 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Neuger until they vest, but over which he exercises voting power.
(13)	Includes (i) 29,839 shares of common stock held in a joint account with Mr. Salerno’s spouse with whom he shares voting and dispositive power; (ii) 9,487 shares of restricted stock that vest within 60 days of April 27, 2017 and are not transferable by Mr. Salerno until they vest, but over which he exercises voting power; and (iii) 184,426 shares of common stock issuable upon the exercise of currently exercisable options.
(14)	Includes an aggregate of 294,426 shares of common stock issuable upon the exercise of currently exercisable options held by the named executive officers and directors included in this group.
(15)	Information reported pursuant to a Schedule 13G/A filed with the SEC on February 9, 2017. The shares indicated in the table are beneficially owned by Wellington in its capacity as parent holding company of certain holding companies and investment advisers and are owned of record by clients of such investment advisers. Wellington has reported that it shares voting power with respect to 13,179,885 shares and that it shares dispositive power with respect to 18,737,965 shares. The business address of Wellington is 280 Congress Street, Boston, MA 02210.
(16)	Information reported pursuant to a Schedule 13G/A filed with the SEC on January 27, 2017. Blackrock, Inc. has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which individually own 5% or more of our outstanding common stock. The business address of Blackrock is 55 East 52nd Street, New York, NY 10022.
(17)

Information reported pursuant to a Schedule 13G/A filed with the SEC on February 10, 2017. The shares indicated in the table are beneficially owned by Vanguard in its capacity as investment adviser and are owned of record by its clients, except that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, beneficially owns 221,803 shares as a result of its serving as an investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of

Vanguard, beneficially owns 19,701 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard reports that it has sole voting power with respect to 227,711 shares and shares voting power with respect to 13,793 shares, and that it has sole dispositive power with respect to 8,753,748 shares and shares dispositive power with respect to 235,596 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Performance Graph

The following graph presents total stockholder returns on an initial investment of $100 in our common stock on December 31, 2011, compared to an equal investment in the Russell 2000 Index and the SNL Asset Manager Index. The SNL Asset Manager Index is a composite of thirty-five publicly traded asset management companies prepared by SNL Financial LC, Charlottesville, VA. The stock price performance on the graph is not necessarily indicative of future price performance.

	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
WisdomTree Investments, Inc.	100.00	101.16	292.73	260.42	267.66	196.40
Russell 2000	100.00	116.35	161.52	169.43	161.95	196.45
SNL Asset Manager	100.00	128.30	197.16	208.00	177.39	187.66

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders’ Agreement

We are a party to an Amended and Restated Stockholder’s Agreement, dated December 21, 2006, between Michael Steinhardt and Jonathan Steinberg. Under this agreement, Mr. Steinberg agreed to give Mr. Steinhardt a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Related Person Transactions Policy and Procedures

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person was a named executive officer).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications required under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards No. 16, “Communications with Audit Committees,” including among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Frank Salerno (Chairperson)	Anthony Bossone	R. Jarrett Lilien

OVERVIEW OF PROPOSALS

This proxy statement contains three proposals requiring stockholder action. Proposal No. 1 requests the election of three directors to the Board. Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Each proposal is discussed in more detail below.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Nominating Committee recommended, and the Board of Directors nominated

•	Frank Salerno,

•	R. Jarrett Lilien and

•	Jonathan Steinberg

as nominees to stand for re-election as Class III directors for a three-year term until the 2020 Annual Meeting and until his successor is duly elected and qualified.

Unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of WisdomTree. WisdomTree has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. If either of the nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors. The term of office of each person elected as a director will continue until the 2020 annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

The section titled “Directors, Executive Officers and Corporate Governance – Directors” commencing on page 7 of this proxy statement contains information about the nominees’ leadership skills and other experiences that caused the Nominating Committee and the Board of Directors to determine that these nominees should serve as directors of WisdomTree.

Required Vote

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class III director nominees. Broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVEMENTIONED NOMINEES

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young LLP acted as the Company’s independent registered public accounting firm for the Company for the year ended December 31, 2016. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Audit Fees(1)	$760	$560
Audit Related Fees(2)	40	—
Tax Fees	—	—
All Other Fees(3)	—	51

Total Fees	$800	$611

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements included in the Company’s statutory and regulatory filings, audit of our internal control over financial reporting and audits of the financial statements of certain consolidated subsidiaries.
(2)	Fees related to the audit of the Company’s employee benefit plan.
(3)	Fees related to services provided in connection with acquisition related activities.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to the Company, including the fees and terms thereof. The Committee may form and delegate authority to subcommittees of the Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all fees described above before services were rendered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Equity Compensation Plan Information

The table below sets forth information with respect to shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2016. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	1,268,247	(1)	$2.86	9,800,536
Equity compensation plans not approved by security holders	100,000	(2)	$2.26	—

Total	1,368,247		$2.82	9,800,536

(1)	Represents shares issuable upon exercise of outstanding options that were issued pursuant to the Company’s 2005 Performance Equity Plan.
(2)	Represents currently exercisable, ten-year, non-plan options granted to one employee in January and February 2010 to purchase an aggregate of 100,000 shares of common stock at exercise prices of $2.25 and $2.26 per share (the closing sale price of our common stock on the dates of grant). These non-plan options are similar to options granted under our equity compensation plans and were granted outside of these plans when insufficient shares were available for grant under our plans.
(3)	Represents shares available for issuance under the Company’s 2016 Equity Plan.

    WISDOMTREE INVESTMENTS, INC.

    ATTN: PETER ZIEMBA - CHIEF LEGAL OFFICER

    245 PARK AVENUE

    35TH FLOOR

    NEW YORK, NY 10167

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/wisdomtree17
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E26942-P86203	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WISDOMTREE INVESTMENTS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Frank Salerno
	02)	R. Jarrett Lilien
	03)	Jonathan Steinberg

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E26943-P86203

WISDOMTREE INVESTMENTS, INC.

Annual Meeting of Stockholders

June 20, 2017 at 11:00 AM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Peter Ziemba and Amit Muni, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WISDOMTREE INVESTMENTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 20, 2017, via live webcast at www.virtualshareholdermeeting.com/wisdomtree17, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.2